UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 30, 2017
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
2017 Annual Bonus Plan
On June 30, 2017, the board of directors, or the Board, of Forbes Energy Services Ltd., or the Company, approved the recommendation of the Compensation Committee of the Board to adopt a new cash bonus plan for the Company’s named executive officers for fiscal year 2017, or the 2017 Annual Bonus Plan. Each named executive officer of the Company is assigned a target bonus for 2017, which is equal to a percentage of such named executive officer’s base salary, under the 2017 Annual Bonus Plan. Each named executive officer’s bonus will be the product of multiplying (x) such named executive officer’s target bonus times (y) the actual achievement by the Company of the Performance Components (as defined below) times (z) the weighted percentage assigned to the Performance Components. Accordingly, actual bonuses may range from zero percent to 100 percent of the named executive officer’s target bonus. The performance metrics, or the Performance Components, used to determine each named executive officer’s bonus under the 2017 Annual Bonus Plan are (i) Adjusted EBITDA (as defined below) equal to a certain amount, (ii) Adjusted EBITDA equal to an amount significantly higher that the Adjusted EBITDA in clause (i) above, and (iii) the Company’s safety record as compared to the Total Recordable Incident Rate for the industry. No minimum bonus is required under the 2017 Bonus Plan.
The term “Adjusted EBITDA” means, with respect to the Company and its subsidiaries, income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt and non-cash stock-based compensation, excluding extraordinary items, other non-recurring items, and material out-of-period adjustments. Adjusted EBITDA may include other items as the Compensation Committee of the Board, in its sole discretion, may deem reasonable or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: July 7, 2017	By: /s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer